Exhibit 3.2

BYLAWS OF

AURORA INNOVATION, INC.

(Adopted on November 3, 2021)

ARTICLE V —OFFICERS		16

5.1	OFFICERS	16
5.2	APPOINTMENT OF OFFICERS	16
5.3	SUBORDINATE OFFICERS	16
5.4	REMOVAL AND RESIGNATION OF OFFICERS	16
5.5	VACANCIES IN OFFICES	17
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	17
5.7	AUTHORITY AND DUTIES OF OFFICERS	17

ARTICLE VI —STOCK		17

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	17
6.2	SPECIAL DESIGNATION ON CERTIFICATES	18
6.3	LOST CERTIFICATES	18
6.4	DIVIDENDS	18
6.5	TRANSFER OF STOCK	19
6.6	STOCK TRANSFER AGREEMENTS	19
6.7	REGISTERED STOCKHOLDER	19
6.8	LOCK-UP	19

ARTICLE VII —MANNER OF GIVING NOTICE AND WAIVER		21

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	21
7.2	NOTICE BY ELECTRONIC TRANSMISSION	21
7.3	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	21
7.4	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	22
7.5	WAIVER OF NOTICE	22

ARTICLE VIII —INDEMNIFICATION		22

8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	22
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	23
8.3	SUCCESSFUL DEFENSE	23
8.4	INDEMNIFICATION OF OTHERS	23
8.5	ADVANCE PAYMENT OF EXPENSES	23
8.6	LIMITATION ON INDEMNIFICATION	24
8.7	DETERMINATION; CLAIM	24
8.8	NON-EXCLUSIVITY OF RIGHTS	25
8.9	INSURANCE	25
8.10	SURVIVAL	25
8.11	EFFECT OF REPEAL OR MODIFICATION	25
8.12	CERTAIN DEFINITIONS	25

ARTICLE IX —GENERAL MATTERS		26

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	26
9.2	FISCAL YEAR	26

2

9.3	SEAL	26
9.4	CONSTRUCTION; DEFINITIONS	26

ARTICLE X —AMENDMENTS		27

ARTICLE XI —EXCLUSIVE FORUM		27

3

BYLAWS OF AURORA INNOVATION, INC.

ARTICLE I—CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Aurora Innovation, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The Corporation may at any time establish other offices at any place or places.

ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”) or any successor legislation. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware, as the Board shall designate from time to time and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board, acting pursuant to a resolution adopted by a majority of the Whole Board or the chairperson of the meeting, may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or unfilled seats in previously authorized directorships (provided for the avoidance of doubt that voting power shall be attributed to any such vacancies or unfilled seats).

2.3 SPECIAL MEETING

(i) A special meeting of the stockholders, other than as required by statute, may be called at any time by the Board, acting pursuant to a resolution adopted by a majority of the Whole Board, the chairperson of the Board, the chief executive officer or the president, but a special meeting may not be called by any other person or persons, and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board or the chairperson of the meeting may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board, chairperson of the Board, chief executive officer or president. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES

(i) Annual Meetings of Stockholders.

(a) Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(i)(b); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(i).

(b) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(i)(a), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(i)(b) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(c) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

a) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

b) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Corporation if elected;

c) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

d) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

a) a brief description of the business desired to be brought before the annual meeting;

b) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

c) the reasons for conducting such business at the annual meeting;

d) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

e) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

a) the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

b) for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

c) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

d) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

e) any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

f) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

g) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

h) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

i) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

j) a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

k) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

l) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

m) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(d) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(ii) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(i), special meetings of stockholders may be called only in accordance with the Corporation’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(ii); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(ii). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(ii), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(i)(c).

(iii) Other Requirements.

(e) To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(i)(b) or Section 2.4(ii):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board.

(f) At the request of the Board, any person nominated by the Board for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(g) No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(h) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(i) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(j) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(i)(a) and with Section 2.4(ii) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(iii)(k)).

(k) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the chairperson of the Board, if any, or the chief executive officer (in the absence of the chairperson of the Board), or the president (in the absence of the chairperson of the Board and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock and except as provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however; that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however; if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Such inspectors shall take all actions as contemplated under Section 231 of the DGCL or any successor provision thereto.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution adopted by a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Corporation shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until their successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the Whole Board, provided, that the person(s) authorized to call special meetings of the Board may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile;

(iv) sent by electronic mail; or

(v) otherwise given by electronic transmission, directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the DGCL.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV—COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings and notice);

(iv)	Section 3.8 (quorum; voting);

(v)	Section 3.9 (action without a meeting); and

(vi)	Section 7.5 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board and its members. However:

(i) the time and place of regular meetings of committees or subcommittees may be determined either by the Board or by the committee or subcommittee;

(ii) special meetings of committees or subcommittees may also be called by the Board, committee or subcommittee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

5.1 OFFICERS

The officers of the Corporation shall be a chief executive officer, president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has conferred such power of removal.

Any officer may resign at any time by giving notice to the Corporation, in writing or by electronic transmission. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the chief executive officer, the president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Corporation shall have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board.

ARTICLE VI—STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDER

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(i) Subject to Section 6.8(ii), the holders (the “Current Lock-up Holders”) of any shares of Class A common stock, par value $0.00001 per share, of the Corporation, or Class B common stock, par value $0.00001 per share, of the Corporation (the “Corporation Common Stock”) issued (a) as the Aggregate Merger Consideration pursuant to the Merger (each, as defined in the Agreement and Plan of Merger, entered into by and among the Corporation (formerly known as Reinvent Technology Partners Y), RTPY Merger Sub Inc. and Aurora Innovation, Inc., dated as of July 14, 2021, as amended from time to time (the “Merger Agreement”)) or (b) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the Merger (as defined in the Merger Agreement) in respect of awards of a subsidiary of the Corporation formerly known as Aurora Innovation, Inc. outstanding immediately prior to the closing of the Merger (such shares referred to in this Section 6.8(i)(b), the “Existing Equity Award Shares”), which holders include, for the avoidance of doubt, the Current Lock-up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-up Holders”, and together with the Current Lock-up Holders, the “Lock-up Holders”) may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 6.8(i), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Lock-up Holder; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (e) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (I) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (II) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (f) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (g) to the Corporation’s officers, directors or their affiliates; (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (a) through (g) of this Section 6.8(ii); (i) as a pledge of shares of Corporation Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; (j) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Corporation; (k) to the Corporation in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (l) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Corporation Common Stock or the vesting of Corporation stock-based awards; or (m) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Corporation Common Stock. Notwithstanding the provisions set forth in Section 6.8(i), the Lock-up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act during the Lock-up Period; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-up Period.

(iii) Notwithstanding the other provisions set forth in this Section 6.8 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 6.8, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(iii), shall require the unanimous approval of the directors present at any meeting at which a quorum is present or approval of the Board by unanimous written consent.

(iv) For purpose of this Section 6.8:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the earliest of (I) the date that is 180 days after the closing date of the Merger and (II) the date on which the Corporation completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of Corporation Common Stock for cash, securities or other property;

(b) the term “Lock-up Shares” means the shares of Corporation Common Stock held by the Lock-up Holders immediately following the closing of the Merger (other than shares of Corporation Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Corporation Common Stock occurs on or after the closing of the Merger) and the Existing Equity Award Shares; provided, that, for clarity, shares of Corporation Common Stock issued in connection with the PIPE Investment (as referenced in the Merger Agreement) shall not constitute Lock-up Shares;

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of Corporation Common Stock prior to the expiration of the Lock-up Period pursuant to Section 6.8(ii); and

(d) the term “Transfer” means, with respect to a Lock-up Share, to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of such share, whether or not for value, either voluntarily or involuntarily or by operation of law, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any right or interest owned by a person or any right or interest (including a beneficial interest) in, or the ownership, control or possession of, such Lock-up Shares.

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCE PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another Corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of their entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

9.3 SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however; that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities of the corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of these bylaws. The Board shall also have the power to adopt, amend or repeal bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

ARTICLE XI—EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. This provision shall be enforceable by any party to a complaint covered by the provisions of this Article XI. For the avoidance of doubt, nothing contained in this Article XI shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.